Exhibit 99.1

Regions Reports Strong Earnings Growth in 2025,
New Annual Records in Wealth Management and Treasury Management Income
$1.9 billion in total revenue reflects 6 percent year-over-year growth.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 16, 2026 - Regions Financial Corp. (NYSE:RF) today reported fourth quarter 2025 earnings of $514 million and diluted EPS of $0.58. For the full-year 2025, earnings were $2.1 billion and diluted EPS was $2.30. Adjusted full-year earnings were $2.1 billion, a 7 percent increase year-over-year, and adjusted EPS was $2.33, up 9 percent year-over-year.

Financial Highlights									Soundness
	Quarter Ended				Year Ended

•Low-cost deposit base continues to deliver peer-leading interest-bearing deposit costs of 1.85% in 4Q25

•Robust capital with CET1 of 10.8% (9.6% inclusive of AOCI(1)) supported by strong organic capital generation

•Business services criticized loans decreased 9% while NPL balances declined 8%; ACL/NPLs increased to 242%

($ amounts in millions, except per share data)	4Q25		3Q25		2025		2024
Earnings Summary
Net income	$534		$569		$2,156		$1,893
Net income available to common shareholders	514		548		2,061		1,774
Adj. net income avail. to common shareholders(1)	504		561		2,090		1,952
Diluted earnings per common share	0.58		0.61		2.30		1.93
Adj. diluted earnings per common share(1)	0.57		0.63		2.33		2.13		Profitability
Balance Sheet Summary

•Best-in-class hedging program creates a mostly neutral short-term interest rate position and supports a top-quartile 4Q25 NIM of 3.70%

•Regions expects 2025 18.25% ROATCE to represent 5th consecutive year as highest in its peer group

•Expenses remain well-controlled; supports self-funding of growth initiatives

Average loans	$95,651		$96,647		$96,124		$97,036
Average deposits	129,850		129,575		129,146		126,615
Credit Quality
Allowance for credit losses ratio	1.76%	%	1.78%	%	1.76%	%	1.78%	%
Net charge-offs / average loans*	0.59		0.55		0.53		0.47
Selected Ratios
Return on average assets*	1.34%	%	1.42%	%	1.36%	%	1.23%	%	Growth
Return on average common equity*	11.58		12.56		12.09		11.24

•Continuing to grow accounts across consumer checking, small business and wealth management

•2025 represents another annual record for Wealth Management and Treasury Management income; 2nd highest year for Capital Markets income

•Significant progress in hiring and reskilling of bankers to support growth initiatives

Return on avg. tangible common equity*(1)	17.17		18.81		18.25		17.77
Adj. return on avg. tangible common equity*(1)	16.84		19.24		18.51		19.55
Net interest margin (FTE)*	3.70		3.59		3.61		3.54
Efficiency ratio	56.8		57.2		56.9		59.5
Adjusted efficiency ratio(1)	57.5		56.9		56.8		57.6
Common equity Tier 1 ratio(2)	10.8		10.9		10.8		10.9
Common equity Tier 1 ratio (incl. AOCI)(1)(2)	9.6		9.6		9.6		9.6
Effective Tax Rate	24.5		19.7		21.4		19.6

*Annualized
(1) Non-GAAP; refer to reconciliations in the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the SEC on Jan. 16, 2026.(2) Current quarter is estimated

John Turner, Chairman, President and CEO of Regions Financial Corp.
While operating in a competitive environment, and in many of the strongest markets in the country, our teams delivered solid growth in 2025 by attracting more clients across our lines of business and generating record-breaking results in Wealth Management and Treasury Management. We see improving underlying trends in the nation's economy, further supporting the momentum we've built and strengthening our foundation for solid performance in 2026. We're in a great capital position while modernizing and enhancing our technology. And we're extremely well positioned to continue growing with our markets and delivering strong returns for our shareholders.

Diluted earnings per common share - 4Q25
($ amounts in millions, except per share data)

Diluted earnings per common share (GAAP) - 4Q25	$0.58
Adjusted diluted earnings per common share (non-GAAP) - 4Q25(1)	$0.57

Additional selected items impacting 4Q25 earnings*:
Pre-tax additional selected items:
Salaries and employee benefits - severance charges	$7
Visa Class B litigation escrow funding	5
Non-qualified benefit plan settlement charge	2
Total pre-tax impact of additional selected items	$14
After-tax additional selected items:
Increase in state income tax reserves	$26

Diluted earnings per share impact of additional selected items - 4Q25 **	$(0.04)

* Items impacting results or trends during the quarter, but are not considered non-GAAP adjustments.
** Based on income taxes at an approximate 25% incremental rate.

The additional selected items presented in the table above represent activities impacting the company's performance which are not included in its disclosed non-GAAP reconciliations. The $26 million of additional income tax expense was related primarily to an increase of state income tax reserves. This adjustment increased the company's effective tax rate by approximately 4 percent in the fourth quarter and 1 percent for the full year of 2025. The effective tax rate for full year 2026 is expected to return to the 20.5 to 21.5 percent range.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2025		9/30/2025		12/31/2024		4Q25 vs. 3Q25			4Q25 vs. 4Q24
Net interest income	$1,281		$1,257		$1,230		$24	1.9%	%	$51	4.1%	%
Taxable equivalent adjustment	13		12		13		1	8.3%	%	—	— %	%
Net interest income, taxable equivalent basis	$1,294		$1,269		$1,243		$25	2.0%	%	$51	4.1%	%
Net interest margin (FTE)*	3.70%	%	3.59%	%	3.55%	%

Non-interest income:
Service charges on deposit accounts	$163		$160		$155		$3	1.9%	%	$8	5.2%	%
Card and ATM fees	123		122		113		1	0.8%	%	10	8.8%	%
Wealth management income	143		139		126		4	2.9%	%	17	13.5%	%
Capital markets income	80		104		97		(24)	(23.1)%	%	(17)	(17.5)%	%
Mortgage income	32		38		35		(6)	(15.8)%	%	(3)	(8.6)%	%
Commercial credit fee income	30		28		28		2	7.1%	%	2	7.1%	%
Bank-owned life insurance	23		25		21		(2)	(8.0)%	%	2	9.5%	%
Market value adjustments on employee benefit assets**	(5)		12		(5)		(17)	(141.7)%	%	—	— %	%
Securities gains (losses), net	—		(27)		(30)		27	100.0%	%	30	100.0%	%
Other miscellaneous income	51		58		45		(7)	(12.1)%	%	6	13.3%	%
Non-interest income	$640		$659		$585		$(19)	(2.9)%	%	$55	9.4%	%

Adjusted non-interest income (non-GAAP)(1)	$640		$684		$615		$(44)	(6.4)%	%	$25	4.1%	%

Total revenue	$1,921		$1,916		$1,815		$5	0.3%	%	$106	5.8%	%

Adjusted total revenue (non-GAAP)(1)	$1,921		$1,941		$1,845		$(20)	(1.0)%	%	$76	4.1%	%

NM - Not Meaningful
* Annualized
** These market value adjustments relate to assets held for employee and director benefits that are effectively offset within salaries and employee benefits and other non-interest expense.

Total revenue remained relatively stable on both a reported and adjusted basis(1) compared to the third quarter of 2025. Net interest income increased 2 percent driven by new higher-yielding fixed-rate asset originations and reinvestments as well as other beneficial items related to earnings on assets held for employee benefits and credit-related interest recoveries. Although the federal funds rate was reduced in the quarter, deposit cost management and hedging benefits fully offset floating rate product resets. Total net interest margin was also positively impacted by lower cash balances contributing to an 11 basis point increase to 3.70 percent.

The company experienced strong fee income growth in 2025 with non-interest income increasing 12 percent on a reported basis and 5 percent on an adjusted basis(1) compared to 2024. After a particularly strong third quarter, non-interest income decreased 3 percent on a reported basis and 6 percent on an adjusted basis(1) during the fourth quarter. Service charges increased 2 percent due primarily to account openings and higher seasonal activity in the quarter. Wealth management income increased 3 percent and represented another record quarter, driven primarily by elevated sales activity and favorable market conditions. Card and ATM fees also increased 1 percent due to seasonally higher activity. The bank's Capital Markets division generated its second-highest level of full-year performance in 2025 despite a 23 percent decline in the fourth quarter attributable to lower loan syndication and securities underwriting activity, as well as postponed merger and acquisition advisory transactions. Additionally, commercial swap and real estate capital markets agency transaction volumes were further impacted by the temporary government shutdown. Market value adjustments on employee benefit assets also decreased $17 million during the quarter. Mortgage income declined 16 percent driven primarily by mortgage servicing rights valuation and net hedge performance. Other miscellaneous income also decreased during the quarter attributable primarily to the sale of certain low-income housing tax credit investments and small-business investment company income from the prior quarter that did not repeat.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2025	9/30/2025	12/31/2024	4Q25 vs. 3Q25			4Q25 vs. 4Q24
Salaries and employee benefits	$662	$671	$617	$(9)	(1.3)%	%	$45	7.3%	%
Equipment and software expense	112	106	104	6	5.7%	%	8	7.7%	%
Net occupancy expense	74	72	67	2	2.8%	%	7	10.4%	%
Outside services	45	42	42	3	7.1%	%	3	7.1%	%
Marketing	29	28	28	1	3.6%	%	1	3.6%	%
Professional, legal and regulatory expenses	30	30	20	—	— %	%	10	50.0%	%
Credit/checkcard expenses	18	15	16	3	20.0%	%	2	12.5%	%
FDIC insurance assessments	3	15	20	(12)	(80.0)%	%	(17)	(85.0)%	%
Visa class B shares expense	8	8	6	—	— %	%	2	33.3%	%
Operational losses	9	18	16	(9)	(50.0)%	%	(7)	(43.8)%	%
Branch consolidation, property and equipment charges	—	(5)	1	5	100.0%	%	(1)	(100.0)%	%
Other miscellaneous expenses	108	103	101	5	4.9%	%	7	6.9%	%
Non-interest expense	$1,098	$1,103	$1,038	$(5)	(0.5)%	%	$60	5.8%	%
Adjusted non-interest expense (non-GAAP)(1)	$1,112	$1,111	$1,029	$1	0.1%	%	$83	8.1%	%

Salaries and Employee Benefits Expense

	Quarter Ended
($ amounts in millions)	12/31/2025	9/30/2025	12/31/2024	4Q25 vs. 3Q25			4Q25 vs. 4Q24
Salaries and employee benefits	$662	$671	$617	$(9)	(1.3)%	%	$45	7.3%	%
Less: Market value adjustments on 401(k) liabilities(*)	6	13	(1)	(7)	(53.8)%	%	7	NM
Salaries and employee benefits less market value adjustments on employee benefit liabilities	$656	$658	$618	$(2)	(0.3)%	%	$38	6.1%	%

NM - Not Meaningful
* The company holds assets in order to effectively offset the market value adjustments on supplemental 401(k) liabilities and the market value adjustments on those assets are recorded in non-interest income.

Careful and successful expense management continued throughout the fourth quarter with non-interest expense remaining relatively stable on both a reported and adjusted basis(1) compared to the third quarter of 2025. Salaries and benefits decreased 1 percent, driven primarily by the offsetting decline in the market value adjustments related to employee benefit liabilities, as well as decreased revenue-based incentive compensation primarily within capital markets. FDIC insurance assessments decreased 80 percent attributable to an update by the FDIC of member banks' special insurance assessment. Partially offsetting these decreases, the company's ongoing investments were evident through increases in occupancy and equipment and software expenses. The company's fourth quarter efficiency ratio was 56.8 percent on a reported basis and 57.5 percent on an adjusted basis(1).

Loans

	Average Balances

($ amounts in millions)	4Q25	3Q25	4Q24	4Q25 vs. 3Q25			4Q25 vs. 4Q24
Commercial and industrial	$48,769	$49,588	$49,357	$(819)	(1.7)%	%	$(588)	(1.2)%
Commercial real estate—owner-occupied	5,126	5,134	5,212	(8)	(0.2)%	%	(86)	(1.7)%
Investor real estate	9,116	9,138	8,656	(22)	(0.2)%	%	460	5.3%
Business Lending	63,011	63,860	63,225	(849)	(1.3)%	%	(214)	(0.3)%
Residential first mortgage	19,822	19,944	20,107	(122)	(0.6)%	%	(285)	(1.4)%
Home equity	5,546	5,538	5,527	8	0.1%	%	19	0.3%
Consumer credit card	1,458	1,420	1,398	38	2.7%	%	60	4.3%
Other consumer*	5,814	5,885	6,151	(71)	(1.2)%	%	(337)	(5.5)%
Consumer Lending	32,640	32,787	33,183	(147)	(0.4)%	%	(543)	(1.6)%
Total Loans	$95,651	$96,647	$96,408	$(996)	(1.0)%	%	$(757)	(0.8)%

	Ending Balances
				12/31/2025			12/31/2025
($ amounts in millions)	12/31/2025	9/30/2025	12/31/2024	vs. 9/30/2025			vs. 12/31/2024
Commercial and industrial	$48,790	$49,234	$49,671	$(444)	(0.9)%	%	$(881)	(1.8)%
Commercial real estate—owner-occupied	5,108	5,120	5,174	(12)	(0.2)%	%	(66)	(1.3)%
Investor real estate	9,106	9,070	8,710	36	0.4%	%	396	4.5%
Business Lending	63,004	63,424	63,555	(420)	(0.7)%	%	(551)	(0.9)%
Residential first mortgage	19,765	19,881	20,094	(116)	(0.6)%	%	(329)	(1.6)%
Home equity	5,556	5,549	5,540	7	0.1%	%	16	0.3%
Consumer credit card	1,519	1,437	1,445	82	5.7%	%	74	5.1%
Other consumer*	5,793	5,834	6,093	(41)	(0.7)%	%	(300)	(4.9)%
Consumer Lending	32,633	32,701	33,172	(68)	(0.2)%	%	(539)	(1.6)%
Total Loans	$95,637	$96,125	$96,727	$(488)	(0.5)%	%	$(1,090)	(1.1)%

NM - Not meaningful.
*    Other consumer loans includes Regions' Home Improvement Financing portfolio.

Average and ending loans both decreased approximately 1 percent compared to the prior quarter. Average business loans decreased 1 percent during the quarter, while average consumer loans remained relatively stable. During the quarter the company continued to de-risk its business loan portfolio by exiting an additional $420 million of loans ($1.4 billion for the full year), while also experiencing another $670 million ($2.6 billion for the full year) of loan balances refinance into the capital markets. However, client sentiment continues to improve as both loan pipelines and commercial line commitments increased during 2025. Pipelines have increased over 50 percent and line commitments by approximately $2.5 billion.

Deposits

	Average Balances

($ amounts in millions)	4Q25	3Q25	4Q24	4Q25 vs. 3Q25		4Q25 vs. 4Q24
Total interest-bearing deposits	$90,391	$90,037	$87,069	$354	0.4%	$3,322	3.8%
Non-interest-bearing deposits	39,459	39,538	39,424	(79)	(0.2)%	35	0.1%
Total Deposits	$129,850	$129,575	$126,493	$275	0.2%	$3,357	2.7%

($ amounts in millions)	4Q25	3Q25	4Q24	4Q25 vs. 3Q25		4Q25 vs. 4Q24
Consumer Bank Segment	$79,437	$79,698	$78,476	$(261)	(0.3)%	$961	1.2%
Corporate Bank Segment	40,243	39,733	37,426	510	1.3%	2,817	7.5%
Wealth Management Segment	7,810	7,262	7,492	548	7.5%	318	4.2%
Other	2,360	2,882	3,099	(522)	(18.1)%	(739)	(23.8)%
Total Deposits	$129,850	$129,575	$126,493	$275	0.2%	$3,357	2.7%

	End of Period Deposits
				12/31/2025		12/31/2025
($ amounts in millions)	12/31/2025	9/30/2025	12/31/2024	vs. 9/30/2025		vs. 12/31/2024
Consumer Bank Segment	$80,193	$79,689	$78,637	$504	0.6%	$1,556	2.0%
Corporate Bank Segment	40,449	40,415	38,361	34	0.1%	2,088	5.4%
Wealth Management Segment	8,344	7,654	7,736	690	9.0%	608	7.9%
Other	2,142	2,576	2,869	(434)	(16.8)%	(727)	(25.3)%
Total Deposits	$131,128	$130,334	$127,603	$794	0.6%	$3,525	2.8%

NM - Not meaningful.

The company's deposit base continues to be a source of strength and an industry differentiator in liquidity and margin performance. Ending and average deposits remained relatively stable during the quarter as average consumer deposits decreased modestly, slightly ahead of typical seasonal trends, while average commercial and wealth deposits continued to exhibit strength primarily across money market and interest-bearing checking.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2025	9/30/2025	12/31/2024
Allowance for credit losses (ACL) at period end	$1,686	$1,713	$1,729
ACL/Loans, net	1.76%	1.78%	1.79%
Allowance for credit losses to non-performing loans, excluding loans held for sale	242%	226%	186%
Provision for credit losses	$115	$105	$120
Net loans charged-off	$142	$135	$119
Net loans charged-off as a % of average loans, annualized	0.59%	0.55%	0.49%
Non-performing loans, excluding loans held for sale/Loans, net	0.73%	0.79%	0.96%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.75%	0.82%	0.97%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.94%	0.98%	1.15%
Total Criticized Loans—Business Services**	$3,342	$3,682	$4,716
* Excludes fully guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality metrics continued to improve during the most recent quarter. Net charge-offs were $142 million or an annualized 59 basis points of average loans, representing a 4 basis point increase compared to the third quarter. The majority of business services charges came from previously identified portfolios of interest with established reserves. Business services criticized loans improved again during the quarter, decreasing $340 million, or 9 percent, while non-performing loans decreased 8 percent with the ratio of non-performing loans as a percentage of total loans declining 6 basis point to 0.73 percent.

The company made material progress in resolving stressed loans in previously identified portfolios of interest during the quarter. This progress, combined with the improvements in business services criticized loans and total non-performing loans, drove a $27 million reduction in the allowance of credit losses. The allowance for credit losses ratio decreased 2 basis points to 1.76 percent, while the allowance for credit losses as a percentage of non-performing loans increased to 242 percent compared to the prior quarter.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2025	9/30/2025	12/31/2024
Common Equity Tier 1 ratio(2)	10.8%	10.9%	10.8%
Common equity Tier 1 ratio (incl. AOCI) (non-GAAP)(1)(2)	9.6%	9.6%	8.8%
Tier 1 capital ratio(2)	11.9%	12.0%	12.2%
Total shareholders' equity to total assets	11.94%	11.91%	11.37%
Tangible common shareholders’ equity to tangible assets (non-GAAP)(1)	7.76%	7.74%	6.86%
Common book value per share	$20.36	$19.98	$17.77
Tangible common book value per share (non-GAAP)(1)	$13.75	$13.49	$11.42
Loans, net of unearned income, to total deposits	72.9%	73.8%	75.8%

Regions maintained a solid capital position in the fourth quarter with estimated capital ratios remaining well above current regulatory requirements. At quarter-end, the Common Equity Tier 1 (CET1)(2) and Tier 1 capital(2) ratios were estimated at 10.8 percent and 11.9 percent respectively. Including the impacts of accumulated other comprehensive income, CET1(1)(2) was estimated at 9.6 percent.

During the fourth quarter, the company repurchased approximately 17 million shares of common stock for a total of $430 million through open-market purchases and declared $231 million in dividends to common shareholders.

Tangible common book value per share(1) ended the quarter at $13.75, a 2 percent increase quarter-over-quarter and a 20 percent increase year-over-year.

The company's liquidity position also remained robust with total available liquidity as of Dec. 31, 2025, of approximately $67.9 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's facilities such as the Discount Window or Standing Repo Facility. These sources are sufficient to cover uninsured deposits at a ratio of approximately 182 percent as of quarter-end (excluding intercompany and secured deposits).

(1) Non-GAAP; refer to reconciliations on pages 13, 17, 18, 19, 20 and 21 of the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on Jan. 16, 2026.
(2) Current quarter Common Equity Tier 1 and Tier 1 capital ratios are estimated.

Conference Call
The company will hold a live audio webcast to discuss fourth quarter 2025 results on Jan. 16, 2026 at 10 a.m. ET. To access this live audio webcast, visit the Investor Relations page at ir.regions.com. An archived recording of the webcast will be available at the Investor Relations page at ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $160 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary,

Regions Bank, operates approximately 1,250 banking offices and more than 1,750 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release and the accompanying earnings call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms, expressions, and graphics often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, including tariffs, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets (such as our portfolio of investment securities) and obligations, as well as the availability and cost of capital and liquidity.
•Volatility and uncertainty about the direction of interest rates and the timing of any changes, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, or the need to price interest-bearing deposits higher due to competitive forces. Either of these activities could increase our funding costs.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The loss of value of our investment portfolio could negatively impact market perceptions of us.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•The effects of social media on market perceptions of us and banks generally.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, digital wallet providers, and digital currency issuers, some of which possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•The development and use of AI presents risks and challenges that may adversely impact our business.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to achieve our expense management initiatives.

•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair the ability of those borrowers to service any loans outstanding to them and/or reduce demand for loans in those industries.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•Fraud, theft or other misconduct conducted by external parties, including our customers and business partners, or by our employees.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which inability could, among other things, result in a breach of operating or security systems as a result of a cyber-attack or similar act or failure to deliver our services effectively.
•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, such as changes to debit card interchange fees, special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in control of the U.S. Congress and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III Rules), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios and our ability to return capital to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Any impairment of our goodwill or other intangibles, any repricing of assets or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment declining operations of the reporting unit or other factors.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage (especially in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•The impact of pandemics on our businesses, operations and financial results and conditions. The duration and severity of any pandemic as well as government actions or other restrictions in connection with such events could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values and result in lost revenue or additional expenses.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2024 and in Regions’ subsequent filings with the SEC.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of Non-GAAP Financial Measures
Management uses pre-tax pre-provision income (non-GAAP), adjusted pre-tax pre-provision income (non-GAAP), the adjusted efficiency ratio (non-GAAP), the adjusted fee income ratio (non-GAAP), return on average tangible common shareholders' equity (non-GAAP), adjusted return on average tangible common shareholders' equity (non-GAAP), common equity Tier 1 ratio (inclusive of AOCI) (non-GAAP), as well as adjusted net income available to common shareholders (non-GAAP) and adjusted diluted EPS (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted diluted EPS (non-GAAP). Return on average tangible common shareholders' equity (non-GAAP) is calculated by dividing net income available to common shareholders (GAAP) by the average tangible common shareholders’ equity (non-GAAP). Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted return on average tangible common shareholders’ equity. Adjusted return on average tangible common shareholders' equity is calculated by dividing the adjusted net income available to common shareholders (non-GAAP) by the average tangible common shareholders’ equity (non-GAAP). Adjusted common equity Tier 1 ratio (non-GAAP) is calculated by dividing the adjusted common equity tier 1 (non-GAAP), which is arrived at by excluding the AOCI loss on securities and AOCI loss on defined benefit pension plans and other post employment benefits from common equity Tier 1, by the company’s total risk-weighted assets (GAAP).

Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management. Tangible common book value per share is calculated by dividing tangible common shareholders' equity (non-GAAP) by tangible assets (non-GAAP). The numerator for tangible book value per share (non-GAAP), tangible common shareholders' equity (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from common shareholders' equity (GAAP). The denominator for tangible book value per share (non-GAAP), tangible assets (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from total assets (non-GAAP).

Tangible common shareholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common shareholders’ equity measure. Because tangible common shareholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common shareholders’ equity to tangible assets, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Additionally, our non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies and there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of non-GAAP financial measures presented herein.

Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation
See the company's Financial Supplement, included as Exhibit 99.2 to the company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on Jan. 16, 2026, for reconciliations of and additional information regarding the company's non-GAAP financial measures.